EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This agreement is dated June     , 2003 between                  (“Purchaser”), and Dendreon Corporation, a Delaware corporation (“Company”).

1. Purchase and Sale. Purchaser agrees to buy and the Company agrees, subject to approval of its board of directors, to sell and issue to Purchaser                  shares of the Company’s common stock (the “Shares”) at a price of $7.00 per share, for an aggregate purchase price of $                  (the “Purchase Price”).

2. Registered Offering. The offer and sale of the Shares have been registered on a Form S-3 registration statement, Registration No. 333-102351 (“Registration Statement”), which Registration Statement has been declared effective by the Securities and Exchange Commission. When issued against payment therefore, the Shares will be free of any resale restrictions and the certificates representing the Shares will not contain any restrictive legends. The Company shall deliver to Purchaser the prospectus that constitutes a part of the Registration Statement and a prospectus supplement regarding the sale of the Shares pursuant hereto.

3. Purchaser’s Due Diligence. Purchaser has reviewed the Registration Statement, including the exhibits thereto and all documents incorporated by reference therein. Purchaser acknowledges that Purchaser has been given the opportunity to ask questions of, and receive answers from, the Company’s officers concerning the Company, its business, results, and financial condition, and to obtain any additional information Purchaser needs in making a decision to invest in the Company. Purchaser further acknowledges that all of Purchaser’s questions have been answered to Purchaser’s satisfaction, and all information and documents pertaining to Purchaser’s investment that Purchaser has requested have been made available.

4. Purchaser’s Representation and Covenant. Purchaser represents that neither it nor any affiliate with respect to which it exercises investment power currently has a short position in the common stock of the Company. Purchaser covenants that neither it nor any affiliate with respect to which it exercises investment power will engage in short sales or other hedging transactions relating to the common stock of the Company prior to September 24, 2003.

5. Payment. On June     , 2003, Purchaser shall wire the Purchase Price to the Company in accordance with the wire transfer instructions that Dendreon shall provide in writing. Following board approval of the sale and confirmation of receipt of the Purchase Price, the Company shall cause its transfer agent to transmit the Shares electronically to Purchaser by crediting the account set forth below through the Deposit Withdrawal Agent Commission (DWAC) system.

6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Purchaser make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Purchaser.

AGREED AND ACCEPTED: COMPANY: DENDREON CORPORATION

By:
Name: Title:	Mitchell H. Gold Chief Executive Officer

PURCHASER:

By:

Name:

Title:

Address:

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